Ex 99.1

Roper Technologies Announces Senior Executive Appointments

Robert Crisci Named Vice President and Chief Financial Officer

Jason Conley Named Vice President and Controller

Neil Hunn and Paul Soni Named Executive Vice Presidents

Sarasota, Florida, March 10, 2017 ... Roper Technologies, Inc. (NYSE: ROP), a diversified technology company, today announced several senior executive appointments, effective May 15, 2017:

•	Robert Crisci will become Vice President and Chief Financial Officer. Mr. Crisci is currently Vice President, Finance and Investor Relations.

•	Jason Conley will become Vice President and Controller. Mr. Conley is currently Senior Vice President, Finance and Human Resources of Managed Health Care Associates, a Roper subsidiary.

•	Neil Hunn and Paul Soni will become Executive Vice Presidents. Mr. Hunn is currently a Group Vice President. Mr. Soni is currently Vice President and Controller.

John Humphrey, Executive Vice President and Chief Financial Officer, has notified the Company of his intention to retire this year.  Mr. Humphrey will support the transition process throughout 2017.

"John Humphrey has done an outstanding job as our Chief Financial Officer since joining us in 2006, and we understand and respect his desire to retire," said Brian Jellison, Roper's Chairman, President and CEO.  "We thank John for his years of dedicated service to Roper and we wish him and his family all the best in the future.

"Our finance organization will be in outstanding hands under the leadership of Rob Crisci who has consistently demonstrated that he has the financial and leadership skills necessary to serve as our Chief Financial Officer.  We are delighted that Jason Conley, who was a key part of our successful corporate finance team for several years, will be returning to serve as our principal accounting officer after gaining significant operating experience in several of our medical and software businesses.

"Neil Hunn and Paul Soni have distinguished themselves within Roper for many years now, and we are pleased to promote them to the Executive Vice President level as each assumes even broader responsibilities," Mr. Jellison concluded.

Neil Hunn has been a Group Vice President with Roper Technologies' medical segment since 2011 and has helped drive the growth in the Company's medical technology and application software businesses.  Prior to joining Roper, Mr. Hunn served 10 years as Executive Vice President and CFO at MedAssets, an Atlanta-based SaaS company, and as President of its revenue cycle technology businesses. He successfully led MedAssets' initial public offering and the execution of several M&A transactions.  Mr. Hunn earned his MBA from Harvard Business School and his bachelor's degree in finance and accounting from Miami University (Ohio).

Paul Soni joined Roper in 2002 as Director of Accounting and assumed his current role in 2006. Prior to joining Roper, Mr. Soni, served four years as Controller for Oxford Industries, Inc., an international apparel company, and four years as Controller of the International Division of Savannah Foods & Industries, Inc.  Earlier in his career. Mr. Soni was with Price Waterhouse LLP for eight years where he performed audit and transaction support services.  Mr. Soni received a bachelor's degree in accounting from Georgia Southern University and is a CPA and CMA.

Robert Crisci joined Roper in 2013 as Vice President, Finance and Investor Relations and has led the Company's financial planning and analysis and investor relations activities. Prior to joining Roper, he served in various roles across investment banking, consulting and finance. His prior experience includes positions at Morgan Keegan, VRA Partners, Devon Value Advisers and Deloitte & Touche. Mr. Crisci holds an MBA from Columbia Business School and an AB in Economics from Princeton University.

Jason Conley joined Roper in 2006 as head of financial planning and analysis and investor relations.  He assumed his current role as Senior Vice President of Finance and Human Resources at the Company's Managed Health Care Associates subsidiary in 2013.  Mr. Conley earlier served in roles of increasing responsibility at Honeywell International and Deloitte. He received an MBA from the Kellogg School of Management at Northwestern University and a BA from the University of Washington, and is a CPA.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper designs and develops software (both software-as-a-service and licensed), and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. Additional information about Roper is available on the Company's website at www.ropertech.com.

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth, profit and cash flow expectations.  Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes," "intends" and similar words and phrases.  These statements reflect management's current beliefs and are not guarantees of future performance.  They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include our ability to integrate acquisitions and realize expected synergies.  We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions, changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation, potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products.  Important risks may be discussed in current and subsequent filings with the SEC.  You should not place undue reliance on any forward-looking statements.  These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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